Exhibit 23.1c

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pinewood Imports, Ltd.

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 2 of our report dated February 3, 2006, relating to the balance sheet of Pinewood Imports, Ltd. as of November 30, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended November 30, 2005 and 2004, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/         Most & Company, LLP,

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Most & Company, LLP

New York, NY

April 13, 2006